EXHIBIT 23.1

                            ACCOUNTANTS' CONSENT

The Board of Directors
theglobe.com, inc.

We consent to incorporation by reference in the registration statement (No. 333-67217) on Form S-8 of theglobe.com, inc. of our report dated February 20, 1999, relating to the balance sheets of theglobe.com, inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of theglobe.com, inc.


                                                   (signed) KPMG LLP

New York, New York
March 29, 1999